Filed Pursuant to Rule 424(b)(3)
Registration No. 333-204597

PROSPECTUS

24,204,391 Shares of Common Stock

This prospectus relates to the offer and resale by the selling stockholders identified in this prospectus of up to 24,204,391 shares of our common stock. We sold a portion of the shares in a public rights offering in August 2014 and in a private placement transaction in September 2013. We issued a portion of the shares and warrants to acquire 749,148 of the shares at a purchase price of $0.10 per share in connection with our emergence from bankruptcy in August 2012.

The selling stockholders identified in this prospectus (which term as used in this prospectus includes their respective partners, pledgees, donees (including charitable organizations), transferees or other successors-in-interest) may offer this common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Although we will incur expenses in connection with the registration of the securities, we will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. However, we will receive proceeds of approximately $75,000 if the warrants to acquire 749,148 shares of common stock are exercised in full, which would be used for general corporate purposes.

In order to avoid an “ownership change” for federal income tax purposes, our certificate of incorporation prohibits any person from becoming a holder of 5% or more of our outstanding common stock, and restricts the ability of any holder of 5% or more of our common stock from disposing of or acquiring shares of our common stock without our consent, except under limited circumstances. Consequently, there are limitations on the acquisition of shares of common stock as described in this prospectus.

Our common stock is quoted on the NYSE MKT under the symbol “PARR.” The last reported sale price of our common stock on June 22, 2015 was $22.03 per share.

Investing in our securities involves significant risks that are described in the “Risk Factors” section beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 23, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders named in this prospectus or any supplement to this prospectus may sell from time to time the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling stockholders may offer. To the extent appropriate, we may provide a prospectus supplement that contains specific information about the terms of the offering. A prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Documents By Reference” and the additional information described under the heading “Where You Can Find More Information,” before buying any of the securities being offered.

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized anyone to provide you with additional or different information. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

PAR PETROLEUM CORPORATION

As used in this prospectus, the terms “we,” “us,” “our,” the “Company” and “Par” mean Par Petroleum Corporation, a Delaware corporation, and its consolidated subsidiaries, unless the context indicates otherwise.

We are an integrated refiner and marketer based in Houston, Texas. Currently, we operate in four business segments: (i) refining and distribution, (ii) retail, (iii) natural gas and oil production and (iv) commodity marketing and logistics.

Our refining and distribution segment consists of a refinery in Kapolei, Hawaii, eight refined products terminals, 27 miles of pipelines, a single-point mooring and trucking operations which produce refined products and distribute gasoline and diesel throughout Hawaii. The refinery produces ultra-low sulfur diesel, gasoline, jet fuel, marine fuel, and other associated refined products primarily for consumption in Hawaii.

Following our acquisition of Mid Pac Petroleum, LLC on April 1, 2015, our retail segment consists of 52 branded Tesoro and “76” stations (38 of which include a convenience store which we operate), 28 stations operated in partnership with 7-Eleven and 12 unmanned cardlock stations.

Our natural gas and oil production segment consists of natural gas and oil assets that are non-operated and concentrated in our 34.0% ownership of Piceance Energy, LLC, or Piceance Energy, a joint venture entity operated by Laramie Energy II, LLC and focused on producing natural gas in Garfield and Mesa Counties, Colorado. In addition, we own non-operated interests in Colorado and offshore California, and an overriding royalty interest in New Mexico. Our interests are heavily weighted towards natural gas and natural gas liquids.

Our commodity marketing and logistics segment focuses on sourcing, marketing, transporting, and distributing crude oil and refined products. Our logistics capability consists of historical pipeline shipping status, a railcar fleet, and expertise in contracted chartering of tows and barges, with the capability of moving crude oil from land-locked locations in the Western U.S. and Canada to the refining hubs in the Midwest, Gulf Coast, and East Coast regions of the U.S.

Par Petroleum Corporation is a Delaware corporation, created through the successful reorganization of Delta Petroleum Corporation in August 2012, whose principal executive offices are located at 800 Gessner Road, Suite 875, Houston, Texas 77024. The Company’s telephone number is (281) 899-4800.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information discussed in this prospectus, our filings with the Commission and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Private Securities Litigation Reform Act of 1995, or the PSLRA, or in releases made by the Commission. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Par and our subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

The forward-looking statements contained in or incorporated by reference into this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control, including:

•	our ability to successfully integrate our acquisition of Koko’oha Investments, Inc. and Mid Pac Petroleum, LLC with our operations and realize the anticipated benefits from the acquisition;

•	our ability to identify all potential risks and liabilities in our due diligence of Koko’oha Investments, Inc. and Mid Pac Petroleum, LLC and their business;

•	the volatility of crude oil prices, natural gas prices and refined product prices;

•	the continued availability of our net operating loss tax carryforwards;

•	our ability to maintain adequate liquidity;

•	our ability to identify future acquisitions and to successfully complete our diligence related to such acquisitions;

•	compliance with legal and/or regulatory requirements;

•	a liquid market for our common stock may not develop;

•	the concentrated ownership of our common stock may depress its liquidity;

•	our ability to generate cash flow may be limited;

•	the strength and financial resources of our competitors may negatively impact our results;

•	many of our products are dangerous or harmful if mishandled;

•	our disclosure controls and procedures and our internal controls over financial reporting may be ineffective;

•	the instability in the global financial system may disrupt our operations;

•	decreasing demand for transportation fuels resulting from global economic downturns;

•	our insurance may be inadequate;

•	operating hazards may result in losses;

•	spills, discharges or other releases of petroleum products or hazardous substances may occur resulting in a significant liability;

•	our level of indebtedness may prove excessive;

•	interruptions of supply and increased cost may result from third-party transportation of crude oil and refined products;

•	our critical information systems may fail;

•	our inability to control activities on properties we do not operate;

•	uncertainties in the estimation of proved reserves and in the projection of future rates of production;

•	declines in the values of our natural gas and oil properties resulting in write-downs; and

•	the success of our risk management strategies is uncertain.

Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us.

In addition, management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this prospectus and in the documents incorporated by reference into this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described in “Risk Factors” included elsewhere in this prospectus and in the documents that we include in or incorporate by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, and our subsequent Commission filings. All forward-looking statements speak only as of the date they are made. We do not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file reports, proxy statements and other information with the Commission as required by the Exchange Act. These reports, proxy statements and other information can be inspected and copied at the Commission’s Public Reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. Par maintains an Internet site at www.par-petro.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute part of this prospectus.

We have filed a registration statement with the Commission on Form S-3 (including any amendments thereto, known as the registration statement) under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. You may refer to the registration statement and the exhibits and schedules thereto for more information about the offered securities and us. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which have previously been filed by us with the Commission under the Exchange Act, are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 12, 2015, including the portions of our Definitive Proxy Statement on Schedule 14A filed with the Commission on April 21, 2015, incorporated by reference therein (Items 1, 7 and 8 of the Annual Report on Form 10-K have been updated by our Current Report on Form 8-K filed with the Commission on May 22, 2015) (File No. 001-36550);

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed with the Commission on May 11, 2015 (File No. 001-36550);

•	A description of our common stock contained in our registration statement on Form 8-A, filed with the Commission on July 16, 2014 (File No. 001-36550); and

•	Our Current Reports on Form 8-K or Form 8-K/A, filed with the Commission on November 14, 2013, January 7, 2015, February 24, 2015, February 25, 2015, March 12, 2015, March 13, 2015, April 2, 2015 (two reports of the same date), April 13, 2015, May 11, 2015, May 12, 2015, May 15, 2015, May 22, 2015, June 1, 2015 and June 3, 2015 (File No. 001-36550) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K and any corresponding information furnished under Item 9.01 or included as an exhibit) after the date of this prospectus and prior to the termination of each offering under this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates documents by reference that are not delivered with the prospectus. Copies of these documents, other than the exhibits to the documents (unless such exhibits are specifically incorporated by reference in such documents), are available upon written or oral request, at no charge, from us. Requests for such copies should be directed to Par Petroleum Corporation, 800 Gessner Road, Suite 875, Houston, Texas 77024, Attention: Corporate Secretary, telephone number: (281) 899-4800.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2014, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, and our subsequent Commission filings, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. When the selling stockholders offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our shares of common stock by the selling stockholders. The selling stockholders named in this prospectus will pay any underwriting fees, discounts and commissions, along with certain of the selling stockholders’ out-of-pocket expenses, incurred in connection with their sale of shares registered under this prospectus. We will bear all other costs, fees and expenses incurred by us, or by the selling stockholders, in effecting the registration, offer and sale of the shares covered by this prospectus.

However, we will receive proceeds of approximately $75,000 if the warrants to acquire 749,148 shares of common stock are exercised in full, which would be used for general corporate purposes.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Delayed Draw Term Loan Credit Agreement

Certain of our stockholders, including certain of the selling stockholders, were and are lenders under our delayed draw term loan credit agreement and the Tranche B Loan made thereunder. For a description of the terms and conditions of the delayed draw term loan credit agreement and the Tranche B Loan, see “Note 10 — Debt — Term Loan” to our historical financial statements included in our Current Report on Form 8-K filed with the Commission on May 22, 2015, which is incorporated by reference into this prospectus.

Warrant Issuance Agreement

Certain of our stockholders, including certain of the selling stockholders, who were and are lenders under the delayed draw term loan credit agreement received warrants exercisable for shares of common stock in connection with such loan. For a description of the terms and conditions of the warrants, see “Description of Capital Stock — Warrants.”

Prior Stockholders Agreement

Pursuant to our plan of reorganization and upon our emergence from bankruptcy on August 31, 2012, we entered into a stockholders agreement, or the Prior Stockholders Agreement, which was amended from time to time, with certain of our stockholders, or the Stockholders, including affiliates of Zell Credit Opportunities Master Fund, L.P., or ZCOF, Whitebox Advisors, LLC, or Whitebox, and Waterstone Capital Management, L.P., or Waterstone, that provided the Stockholders with the right, among other rights, to designate members of our board of directors.

Pursuant to the Prior Stockholders Agreement, each Stockholder agreed to vote all securities of the Company entitled to vote for members of our board of directors owned or controlled by such Stockholder such that the size of our board of directors was nine directors, and to cause the election of the following persons to our board of directors, subject to certain conditions: (i) two individuals designated by Whitebox (Jacob Mercer and L. Melvin Cooper); (ii) two individuals designated by ZCOF (Will Monteleone and Robert Silberman); and (iii) five individuals designated by our board of directors or a committee thereof (Curt Anastasio, Timothy Clossey, Joseph Israel, Melvyn N. Klein and William Pate). Under the Prior Stockholders Agreement, each Stockholder agreed to cause its designees to vote to elect the following persons to the Board of Managers of Piceance Energy, subject to certain conditions: (i) one person designated by Whitebox, and (ii) one person designated by ZCOF.

Under the Prior Stockholders Agreement, if (i) we issued additional shares of our common stock to any person who, as a result of such issuance, was a holder of five percent or more of our common stock or (ii) any transferee or assignee of shares of our common stock that, by itself or together with its affiliates, was or became a holder of five percent or more of the shares of our common stock, then as a condition to such issuance, transfer or assignment, such purchaser, transferee or assignee was required to become a party to the Prior Stockholders Agreement. In April 2015, we and certain Stockholders agreed to terminate the Prior Stockholders Agreement pursuant to its terms.

Common Stock Purchase Agreement

In September 2013, we sold 14,388,489 shares of our common stock to certain of the selling stockholders identified in this prospectus at a price of $13.89 per share in a private placement transaction pursuant to a common stock purchase agreement, or the Common Stock Purchase Agreement. As described above, certain of the selling stockholders had the right to designate members of our board of directors pursuant to the Prior Stockholders Agreement.

Registration Rights Agreements

Pursuant to our plan of reorganization and upon our emergence from bankruptcy on August 31, 2012, we entered into the Registration Rights Agreement with certain of our stockholders, including certain of the selling stockholders, as described under “Description of Capital Stock — Registration Rights Agreements — Registration Rights Agreement.” Pursuant to the Registration Rights Agreement, we have filed a registration statement on Form S-3 with the Commission, of which this prospectus forms a part, under the Securities Act to register the resales by certain of the selling stockholders of the shares received by them in connection with our emergence from bankruptcy on August 31, 2012.

In connection with the sale of 14,388,489 shares of our common stock pursuant to the Common Stock Purchase Agreement, we entered into the Private Placement Registration Rights Agreement with certain of the selling stockholders, as described under “Description of Capital Stock — Registration Rights Agreements — Private Placement Registration Rights Agreement.” Pursuant to the Private Placement Registration Rights Agreement, we have filed a registration statement on Form S-3 with the Commission, of which this prospectus forms a part, under the Securities Act to register the resales by certain of the selling stockholders of the shares purchased in the private placement transaction.

Services Agreements

On September 17, 2013 (but effective January 1, 2013), we entered into letter agreements, or the Services Agreements, with Equity Group Investments, or EGI, an affiliate of ZCOF, and with Whitebox. Pursuant to the Services Agreements, EGI and Whitebox agreed to provide us with ongoing strategic, advisory and consulting services that may include, (i) advice on financing structures and our relationship with lenders and bankers, (ii) advice regarding public and private offerings of debt and equity securities, (iii) advice regarding asset dispositions, acquisitions or other asset management strategies, (iv) advice regarding potential business acquisitions, dispositions or combinations involving us or our affiliates, or (v) such other advice directly related or ancillary to the above strategic, advisory and consulting services as may be reasonably requested by us.

EGI and Whitebox will not receive a fee for the provision of the strategic, advisory or consulting services set forth in the Services Agreements, but may be periodically reimbursed by us, upon request, for (i) travel and out of pocket expenses, provided that in the event that such expenses exceed $50,000 in the aggregate with respect to any single proposed matter, EGI or Whitebox, as applicable, will obtain our consent prior to incurring additional costs, and (ii) provided that we provide prior consent to their engagement with respect to any particular proposed matter, all reasonable fees and disbursements of counsel, accountants and other professionals incurred in connection with EGI’s or Whitebox’s, as applicable, services under the Services Agreements. In consideration of the services provided by EGI and Whitebox under the Services Agreements, we agreed to indemnify each of them for certain losses incurred by them relating to or arising out of the Services Agreements or the services provided thereunder. To date, neither EGI nor Whitebox has received any fees under the Services Agreements.

The Services Agreements have a term of one year and are automatically extended for successive one-year periods unless terminated, by either party, at least 60 days prior to any extension date.

Review, Approval or Ratification of Transactions with Related Persons

Our board of directors has recognized that transactions between us and certain related persons present a heightened risk of conflicts of interest. In order to ensure that we act in the best interests of our stockholders, our board of directors has delegated the review and approval of related party transactions to the Audit Committee in accordance with our written Audit Committee Charter. After its review, the Audit Committee will only approve or ratify transactions that are fair to us and not inconsistent with the best interests of us and our stockholders. Any director who may be interested in a related party transaction shall recuse himself from any consideration of such related party transaction.

SELLING STOCKHOLDERS

The following table sets forth information relating to the selling stockholders’ beneficial ownership of our shares as of May 5, 2015. This prospectus covers the offering for resale from time to time of up to 24,204,391 shares owned by the selling stockholders. We sold a portion of the shares in a public rights offering in August 2014 and in a private placement transaction in September 2013. We issued a portion of the shares and warrants to acquire 749,148 of the shares at a purchase price of $0.10 per share in connection with our emergence from bankruptcy in August 2012. As used in this prospectus, “selling stockholders” includes partners, pledgees, donees (including charitable organizations), transferees or other successors-in-interest selling shares received from a named selling stockholder after the date of this prospectus.

No offer or sale under this prospectus may be made by a stockholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective under the Securities Act. We will supplement or amend this prospectus to include additional selling stockholders upon request and upon provision of all required information to us, subject to the terms of the Registration Rights Agreement and the Private Placement Registration Rights Agreement, as described under the “Description of Capital Stock — Registration Rights Agreements.”

Our certificate of incorporation contains restrictions on the transfer of our common stock by holders, including the selling stockholders, who are, or would become as a result of such transfer, a holder of at least 5% of our common stock, subject to the terms of our certificate of incorporation and the Allocation Agreement, as described under the “Description of Capital Stock — Common Stock.”

The following table and related footnotes set forth:

•	the name of each selling stockholder;

•	if different, the name of the natural person(s) who exercise(s) sole/shared voting and/or investment power with respect to the shares;

•	the number of our shares beneficially owned by such stockholder prior to the offering;

•	the number being offered for the stockholder’s account; and

•	the number to be owned by such stockholder after completion of the offering (assuming the sale of all shares offered by this prospectus).

Unless otherwise indicated, none of the selling stockholders is a broker-dealer registered under Section 15 of the Exchange Act, or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act. Certain selling stockholders had the right to designate members of our board of directors pursuant to the Prior Stockholders Agreement, as described under “Certain Relationships and Related Party Transactions — Prior Stockholders Agreement,” prior to the termination of the Prior Stockholders Agreement.

We prepared the table based on information supplied to us by the selling stockholders. We have not sought to verify such information. The percentages of shares beneficially owned and being offered are based on the number of shares that were outstanding as of May 5, 2015, unless otherwise stated in the footnotes to the table below. Additionally, some or all of the selling stockholders may have sold or transferred some or all of their shares in exempt or non-exempt transactions since such date. Other information about the selling stockholders may also change over time.

Selling Stockholder	Common Stock Beneficially Owned Prior to Offering			Number of Shares Which May be Sold in This Offering	Common Stock Beneficially Owned After this Offering (1)
	Number		Percent		Number		Percent
Zell Credit Opportunities Master Fund, L.P.	12,168,744	(2)	32.4%	12,168,744	0	(2)	0%
Whitebox Asymmetric Partners, LP	675,405	(3)	1.8%	675,405	0	(3)	0%
Whitebox Multi-Strategy Partners, LP	3,289,460	(4)	8.9%	3,289,460	0	(4)	0%
Whitebox Relative Value Partners, LP	1,265,159	(5)	3.4%	1,265,159	0	(5)	0%
Whitebox Credit Partners, LP	1,655,872	(6)	4.5%	1,655,872	0	(6)	0%
Pandora Select Partners, LP	904,461	(7)	2.4%	904,461	0	(7)	0%
Whitebox Institutional Partners, LP	588,431	(8)	1.6%	588,431	0	(8)	0%
Whitebox Special Opportunities Fund, LP — Series O	173,304	(9)	*	173,304	0	(9)	0%
Whitebox Tactical Opportunities Fund	64,484	(10)	*	64,484	0	(10)	0%
WB Delta, Ltd.	345,135	(11)	*	345,135	0	(11)	0%
MC Par LLC	1,402,877	(12)	3.8%	1,402,877	0	(12)	0%
Bamboula Partners LP	1,319,988	(13)	3.6%	1,146,488	173,500	(13)	*
Leon Cooperman	542,571	(14)	1.5%	524,571	0	(14)	0%

*	Less than one percent.
(1)	Assumes that the selling stockholders will sell all of the common stock offered pursuant to this prospectus.
(2)	Includes (a) 404,013 shares of common stock issuable upon exercise of a warrant, or the ZCOF Warrant, issued to ZCOF Par Petroleum Holdings, L.L.C., or ZCOF Holdings and (b) 5,424,333 shares of common stock beneficially owned by ZCOF Holdings. ZCOF Holdings is part of a group within the meaning of Section 13(d)(3) of the Exchange Act with Zell Credit Opportunities Master Fund, L.P., or ZCOF, and Chai Trust Company, LLC, or the General Partner, as set forth in the Schedule 13D/A filed with the Commission on April 14, 2015. ZCOF, ZCOF Holdings and General Partner share voting and dispositive power over all of these shares. Each of ZCOF and General Partner is deemed to be the beneficial owner of a total of 12,168,744 shares of common stock, or approximately 32.4% of the issued and outstanding shares of common stock, including the 5,424,333 shares of common stock beneficially owned by ZCOF Holdings and the 404,013 shares of common stock issuable upon exercise of the ZCOF Warrant and deemed to be beneficially owned by ZCOF Holdings, and ZCOF shares voting and dispositive power with General Partner with respect to such shares. General Partner is governed by a board of Senior Managing Directors consisting of Kellie Zell, JoAnn Zell, Matthew Zell, Robert M. Levin, Thomas Heneghan and Jon Wasserman, but no individual Senior Managing Director alone has voting or dispositive power over the shares. The address of ZCOF, ZCOF Holdings and General Partner is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606.
(3)	Whitebox Advisors LLC is the managing member of Whitebox Asymmetric Advisors, LLC, the general partner of Whitebox Asymmetric Partners, LP, the Cayman Island limited partnership that has direct beneficial ownership. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel Jason Cross, and Paul Twitchell and shares voting and dispositive power over all of the shares. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.
(4)	Whitebox Advisors LLC is the managing member of Whitebox Multi-Strategy Advisors, LLC, the general partner of Whitebox Multi-Strategy Partners, LP, the British Virgin Islands limited partnership that has direct beneficial ownership. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel Jason Cross, and Paul Twitchell and shares voting and dispositive power over all of the shares. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.

(5)	Whitebox Advisors LLC is the managing member of Whitebox Concentrated Convertible Arbitrage Advisors, LLC, the general partner of Whitebox Relative Value Partners, LP, the British Virgin Islands limited partnership that has direct beneficial ownership. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel Jason Cross, and Paul Twitchell and shares voting and dispositive power over all of the shares. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.
(6)	Whitebox Advisors LLC is the managing member of Whitebox Credit Arbitrage Advisors, LLC, the general partner of Whitebox Credit Partners, LP, the British Virgin Islands limited partnership that has direct beneficial ownership. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel Jason Cross, and Paul Twitchell and shares voting and dispositive power over all of the shares. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.
(7)	Whitebox Advisors LLC is the managing member of Pandora Select Advisors, LLC, the general partner of Pandora Select Partners, LP, the British Virgin Islands limited partnership that has direct beneficial ownership. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel Jason Cross, and Paul Twitchell and shares voting and dispositive power over all of the shares. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.
(8)	Whitebox Advisors LLC is the investment manager of Whitebox Institutional Partners, LP, the Delaware limited partnership that has direct beneficial ownership. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel Jason Cross, and Paul Twitchell and shares voting and dispositive power over all of the shares. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.
(9)	Whitebox Advisors LLC is the managing member of Whitebox Special Opportunities Advisors, LLC, the general partner of Whitebox Special Opportunities Fund, LP — Series O, the Delaware limited partnership that has direct beneficial ownership. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel Jason Cross, and Paul Twitchell and shares voting and dispositive power over all of the shares. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.
(10)	Whitebox Advisors LLC is the investment advisor of Whitebox Mutual Funds, a Delaware investment trust, with Whitebox Tactical Opportunities Fund, a series of the Delaware investment trust that has direct beneficial ownership. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel Jason Cross, and Paul Twitchell and shares voting and dispositive power over all of the shares. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.
(11)	WB Delta, Ltd. is a British Virgin Island Business Company, which is wholly owned by the following entities: Whitebox Multi-Strategy Partners, L.P., Whitebox Relative Value Partners, L.P., Whitebox Credit Partners, L.P., Pandora Select Partners, L.P., and Whitebox Asymmetric Partners, L.P. Whitebox Advisors LLC is the managing member of Whitebox Multi-Strategy Advisors, LLC, the general partner of Whitebox Multi-Strategy Partners, LP, the British Virgin Islands limited partnership that has direct beneficial ownership. Whitebox Advisors LLC is the managing member of Whitebox Relative Value Advisors, LLC, the general partner of Whitebox Relative Value Partners, LP, the British Virgin Islands limited partnership that has direct beneficial ownership. Whitebox Advisors LLC is the managing member of Whitebox Credit Advisors, LLC, the general partner of Whitebox Credit Partners, LP, the British Virgin Islands limited partnership that has direct beneficial ownership. Whitebox Advisors LLC is the managing member of Pandora Select Advisors, LLC, the general partner of Pandora Select Partners, LP, the British Virgin Islands limited partnership that has direct beneficial ownership. Whitebox Advisors LLC is the managing member of Whitebox Asymmetric Advisors, LLC, the general partner of Whitebox Asymmetric Partners, LP, the Cayman Island limited partnership that has direct beneficial ownership. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel Jason Cross, and Paul Twitchell and shares voting and dispositive power over all of the shares. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.
(12)	Kenneth D. Tuchman is the managing member of MC Par, LLC and holds voting and dispositive power over all of the shares. The address of MC Par, LLC is 5251 DTC Parkway, Suite 995, Greenwood Village, CO 80111.
(13)	Bamboula GP LLC is the managing entity of Bamboula Partners LP. Lewis M. Linn and Leonard J. Loventhal share voting and dispositive power over all of the shares. The address for these persons is 3555 Timmons Lane, Suite 800, Houston, Texas 77027.
(14)	Leon Cooperman has voting and dispositive power over all of the shares. His address is St. Andrew’s Country Club, 17024 Brookwood Drive, Boca Raton, FL 33496.

DESCRIPTION OF CAPITAL STOCK

As of May 5, 2015 our authorized capital consisted of 500,000,000 shares of voting common stock, of which 37,151,709 were outstanding, and 3,000,000 shares of undesignated preferred stock, none of which were outstanding.

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation and bylaws, as well as the Warrant Issuance Agreement, Stockholders Agreement, Registration Rights Agreement and Private Placement Registration Rights Agreement (each as defined below) relating to our capital stock. You should read our certificate of incorporation, bylaws, Warrant Issuance Agreement, Stockholders Agreement, Registration Rights Agreement and Private Placement Registration Rights Agreement as currently in effect for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed copies of those documents with the Commission, and they are incorporated by reference as exhibits to the registration statement. Please read “Where You Can Find More Information.”

Common Stock

Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders. Such holders do not have the right to cumulate their votes in the election of directors. Holders of our common stock have no redemption or conversion rights, no preemptive or other rights to subscribe for our securities and are not entitled to the benefits of any sinking fund provisions. In the event of our liquidation, dissolution or winding-up, holders of our common stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all our debts and liabilities, and of the preferential rights of any series of preferred stock then outstanding. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor.

Our certificate of incorporation contains restrictions on the transfer of certain of our securities by holders who are, or would become as a result of such transfer, a holder of at least 5% of our common stock, or the 5% Shareholders, within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, or the Code. Such restrictions were put in place in order to preserve our net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382.

On November 10, 2014, as permitted by the terms of Article 11 of our certificate of incorporation, we entered into an allocation agreement, or the Allocation Agreement, with ZCOF, ZCOF Holdings and Whitebox Multi-Strategy Partners, L.P. to reallocate the proportionate amount of our common stock that the 5% Shareholders are permitted to transfer among our remaining 5% Shareholders. In accordance with Article 11 of our certificate of incorporation, our board of directors has approved, on a prospective basis, one or more Transfers (as defined in our certificate of incorporation) of shares of our common stock by the remaining 5% Shareholders up to the new allocation amounts included on a schedule to the Allocation Agreement.

Warrants

On August 31, 2012, pursuant to the terms of a warrant issuance agreement, or the Warrant Issuance Agreement, we issued warrants, or the Warrants, to purchase up to an aggregate of 959,213 shares, or the Warrant Shares, of our common stock. The holders of the Warrants are entitled to purchase Warrant Shares at an exercise price of $0.10 per share, subject to certain adjustments from time to time. The Warrants expire on the earlier of August 31, 2022 or the occurrence of certain merger or consolidation transactions. At May 5, 2015, Warrants to purchase an aggregate of 749,148 Warrant Shares were outstanding

The initial number of Warrant Shares was determined based on the number of shares of our common stock issued as allowed claims by the U.S. Bankruptcy Court for the District of Delaware, or the Bankruptcy Court, pursuant to the Third Amended Joint Chapter 11 Plan of Reorganization of Delta Petroleum Corporation and Its

Debtor Affiliates dated August 13, 2012, or the Plan. The number of Warrant Shares and the exercise price will be adjusted in the event that any additional shares of our common stock or securities convertible into our common stock, or the Unresolved Bankruptcy Shares, are authorized to be issued under the Plan by the Bankruptcy Court after August 31, 2012 as a result of any unresolved bankruptcy claims under the Plan. Upon each issuance of any Unresolved Bankruptcy Shares, the exercise price will be reduced to an amount equal to the product obtained by multiplying (A) the exercise price in effect immediately prior to such issuance or sale, by (B) a fraction, the numerator of which will be (x) 14,765,581 and (y) the denominator of which will be sum of (1) 14,765,581 and (2) and the number of additional Unresolved Bankruptcy Shares authorized for issuance under the Plan. Upon each such adjustment of the exercise price, the number of Warrant Shares will be increased to the number of shares determined by multiplying (A) the number of Warrant Shares which could be obtained upon exercise of such Warrant immediately prior to such adjustment by (B) a fraction, the numerator of which will be the exercise price in effect immediately prior to such adjustment and the denominator of which will be the exercise price in effect immediately after such adjustment.

The number of shares of our common stock issuable upon exercise of the Warrants and the exercise prices of the Warrants will be adjusted in connection with certain issuances or sales of shares of our common stock and convertible securities, or any subdivision, reclassification or combinations of common stock, as set forth in the Warrant Issuance Agreement. Additionally, in the case of any reclassification or capital reorganization of our capital stock, the holder of each Warrant outstanding immediately prior to the occurrence of such reclassification or reorganization shall have the right to receive upon exercise of the applicable Warrant, the kind and amount of stock, other securities, cash or other property that such holder would have received if such Warrant had been exercised.

Anti-Takeover Provisions

As noted above, because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our certificate of incorporation and our bylaws provide that only the chairman of the board of directors, the chief executive officer, or any officer upon the written request of a majority of the board of directors, may call a special meeting of the stockholders.

Our certificate of incorporation requires a 66 2/3% stockholder vote for the amendment or repeal of certain provisions of the certificate of incorporation relating to the makeup of the board of directors, voting requirements, liability of directors, indemnification of officers and directors, and the transfer restrictions noted above. Our bylaws require a 66 2/3% stockholder vote for the amendment or repeal of certain provisions of the bylaws. The combination of the lack of cumulative voting and the 66 2/3% stockholder voting requirements will make it more difficult for existing stockholders to replace the board of directors as well as for another party to obtain control of us by replacing the board of directors. Because the board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us. These provisions are intended to enhance the likelihood of continued stability in the composition of the board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

As noted above, our certificate of incorporation contains restrictions on the transfer of certain of our securities by holders who are, or would become as a result of such transfer, a holder of at least 5% of our common stock within the meaning of Section 382 of the Code. This 5% limitation may have the effect of preserving effective control of us by our principal stockholders and preserving the tenure of the board of directors and management.

In addition, the Company is subject to Section 203 of the Delaware General Corporation Law, or the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or is an affiliate or associate of the corporation and within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Stockholders Agreement

The Company entered into a stockholders agreement in April 2015, or the Stockholders Agreement, for the benefit of the holders of any of our securities entitled to vote for members of our board of directors providing that in the event that we are no longer required to file annual and quarterly reports with the Commission, we will provide, as soon as reasonably practicable, comparable audited reports on an annual basis, unaudited reports on a quarterly basis (which annual and quarterly reports shall contain substantially similar descriptions of business and management discussion and analysis provisions as are then required to be included in relevant filings with the Commission), and earnings releases on a quarterly basis, made available to such holders through a secure web site and subject to a standard click-through access and confidentiality agreement.

Registration Rights Agreements

Registration Rights Agreement

The Company and certain of our stockholders, or the Stockholders, including affiliates of ZCOF and Whitebox, are parties a registration rights agreement, or the Registration Rights Agreement, providing the Stockholders with certain registration rights.

Pursuant to the Registration Rights Agreement, among other things, any Stockholder or group of Stockholders that, together with its or their affiliates, holds more than fifteen percent (15%) of the Registrable Shares (as defined in the Registration Rights Agreement), will have the right to require the Company to file with the Commission, a registration statement on Form S-1 or S-3, or any other appropriate form under the Securities Act or the Exchange Act for a public offering of all or part of its Registrable Shares, or a Demand Registration, by delivery of written notice to the Company, or a Demand Request.

Within ninety (90) days after receiving the Demand Request, we are required to file with the Commission the registration statement, on any form for which we then qualify and which is available for the sale of the Registrable Shares in accordance with the intended methods of distribution thereof, with respect to the Demand Registration. We are required to use commercially reasonable efforts to cause the registration statement to be declared effective as soon as practicable after such filing. We will not be obligated (i) to effect a Demand Registration within ninety (90) days after the effective date of a previous Demand Registration, other than for a shelf registration, or (ii) to effect a Demand Registration unless the Demand Request is for a number of Registrable Shares with an expected market value that is equal to at least (x) $15 million as of the date of such Demand Request or is for one hundred percent of the demanding Stockholder’s Registrable Shares with respect to any Demand Registration made on Form S-1 or (y) $5 million as of the date of such Demand Request with respect to any Demand Registration made on Form S-3.

Upon receipt of any Demand Request, we are required to give written notice, within ten (10) days of such Demand Request, to all other holders of Registrable Shares, who will have the right to elect to include in any subsequent Demand Registration such portion of their Registrable Shares as they may request, subject to certain exceptions.

In addition, subject to certain exceptions, if we propose to register any class of our common stock for sale to the public, we are required, subject to certain conditions, to include all Registrable Shares with respect to which the Company has received written requests for inclusion.

The rights of a holder of Registrable Shares may be transferred, assigned or otherwise conveyed to any transferee or assignee of such Registrable Shares, subject to applicable state and federal securities laws and regulations and our certificate of incorporation. We will be responsible for expenses relating to the registrations contemplated by the Registration Rights Agreement.

The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as suspension periods and, if a registration is for an underwritten offering, limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter.

Pursuant to the Registration Rights Agreement, we have filed a registration statement on Form S-3 with the Commission, of which this prospectus forms a part, under the Securities Act to register the resales by affiliates of ZCOF and Whitebox of the shares received by them in connection with our emergence from bankruptcy on August 31, 2012.

Private Placement Registration Rights Agreement

In connection with our private placement of approximately 14.4 million shares of common stock in September 2013, or the Private Placement, we entered into a registration rights agreement with the purchasers in the Private Placement, or the Private Placement Registration Rights Agreement. Under the Private Placement

Registration Rights Agreement, we agreed to file with the Commission within 60 days after the closing date of the Private Placement and to use our commercially reasonable efforts to cause to become effective a registration statement relating to the shares. We also agreed to use our commercially reasonable efforts to keep the registration statement effective until the earliest to occur of (i) the disposition of all registrable securities, (ii) the availability under Rule 144 of the Securities Act for each holder of registrable securities to immediately freely resell such registrable securities without volume restrictions or (iii) the third anniversary of the effective date of the registration statement.

The Private Placement Registration Rights Agreement also provides the right for a holder or group of holders of more than $50 million of registrable securities to demand that we conduct an underwritten public offering of the registrable securities. However, the demanding holders are limited to a total of three such underwritten offerings, with no more than one demand request for an underwritten offering made in any 365 day period. Additionally, the Private Placement Registration Rights Agreement contains customary indemnification rights and obligations for both us and the holders of registrable securities.

A registration statement relating to the shares of common stock issued in the Private Placement was declared effective by the Commission on December 18, 2013. In March 2015, we became ineligible to use Form S-3, suspended the use of the registration statement and received a waiver from the holders of a majority of the shares of common stock issued in the Private Placement of our obligation to pay liquidated damages under the Private Placement Registration Rights Agreement, subject to certain conditions. Pursuant to the Private Placement Registration Rights Agreement, we have filed a registration statement on Form S-3 with the Commission, of which this prospectus forms a part, under the Securities Act to register the resales by the purchasers of the shares purchased in the Private Placement.

Listing

Our common stock is quoted on the NYSE MKT under the symbol “PARR.”

Transfer Agent and Registrar

American Stock Transfer & Trust Company is transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION

The selling stockholders and any of their partners, pledgees, donees (including charitable organizations), transferees or other successors-in-interest may, from time to time, sell any or all of their shares of common stock offered by this prospectus on the NYSE MKT or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, the prevailing market prices or negotiated prices. The selling stockholders may use any one or more of the following methods when selling such shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades (which may involve crosses) in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	any exchange distribution in accordance with the rules of the applicable exchange;

•	sales in the over-the-counter market;

•	underwritten transactions;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of any agency transaction not in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority, or FINRA, and, in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.01-0.2.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on the registration statement of which this prospectus forms a part to cover short sales of our common stock made prior to the date such registration statement has been declared effective by the Commission.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the partners, transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any underwriters, broker-dealers or agents that are involved in selling the shares may, under certain circumstances, be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such underwriters, broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. There is no underwriter or coordinating broker acting in connection with the proposed sale of the common stock by the selling stockholders.

Because a selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible for complying with the applicable provisions of the Securities Act, and the rules and regulations thereunder promulgated, as applicable to such selling stockholders in connection with resales of their respective shares under the registration statement of which this prospectus forms a part. These provisions and regulations may limit the timing of purchases and sales of common stock by them and the marketability of such securities.

We agreed to keep the registration statement of which this prospectus forms a part effective until the earlier of (i) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect, (ii) all of the shares may be sold pursuant to Rule 144 under the Securities Act without volume restrictions or (iii) the third anniversary of the effective date of the registration statement of which this prospectus forms a part. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We will pay all expenses of the registration of the shares of common stock pursuant to the Private Placement Registration Rights Agreement, including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the Private Placement Registration Rights Agreement. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the Private Placement Registration Rights Agreement.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed on for us by Porter Hedges LLP, Houston, Texas. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Par Petroleum Corporation and subsidiaries as of and for the years ended December 31, 2014 and 2013, incorporated in this prospectus by reference from our Current Report on Form 8-K filed on May 22, 2015, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audit report on the balance sheets of Piceance Energy, LLC as of December 31, 2014 and 2013, and the related statements of operations, members’ equity, and cash flows for the years ended December 31, 2014 and 2013, included in our Current Report on Form 8-K filed on May 22, 2015, has been incorporated by reference herein and in the registration statement in reliance upon the reports of EKS&H LLLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of Tesoro Hawaii (as described in Note A to the combined financial statements) as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, included in Par Petroleum Corporation’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on November 14, 2013, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference given on the authority of such firm as experts in accounting and auditing.

The information included in or incorporated by reference into this prospectus regarding estimated quantities of our proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of reserves and future net revenue as of December 31, 2014, that were prepared by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. These estimates are aggregated and the sums are included in or incorporated by reference into this prospectus in reliance upon the authority of the firm as an expert in these matters.